Exhibit 15.1

                October 21, 1997



                FM Properties Inc.
                1615 Poydras St.
                New Orleans, LA 70112

                Gentlemen:

                We are aware that FM Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798 and 333-31059) its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated October 21, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                Very truly yours,

                /s/Arthur Andersen LLP

                Arthur Andersen LLP